As filed with the Securities and Exchange Commission on January 20, 2012
                                                             File No. 333-______
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             CIRALIGHT GLOBAL, INC.
             (Exact name of registrant as specified in its charter)

        NEVADA                                              26-4549003
(State of Incorporation)                    (I.R.S. Employer Identification No.)

670 E. Parkridge, Suite 112, Corona, California                92879
   (Address of Principal Executive Offices)                  (Zip Code)

    Ciralight Global, Inc. 2012 Employee and Consultant Stock Incentive Plan
                            (Full title of the plan)

                                Jeffrey S. Brain
                                President and CEO
                           670 E. Parkridge, Suite 112
                            Corona, California 92879
                     (Name and address of agent for service)

                                 (877) 520-5005
          (Telephone number, including area code, of agent for service)

                                   Copies to:
                               David E. Wise, Esq.
                                  The Colonnade
                           9901 IH-10 West, Suite 800
                            San Antonio, Texas 78230
                                 (210) 558-2858
                           (210) 579-1775 - facsimile
                           Email: wiselaw@verizon.net

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act

Large accelerated filer [ ]                       Accelerated filer [ ]
Non-accelerated filer [ ]                         Smaller reporting company [X]
(Do not check if a smaller reporting company)

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                        Proposed maximum     Proposed maximum
Title of each class of              Amount to be         offering price          aggregate           Amount of
securities to be registered          registered           per share (1)       offering price      registration fee
------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value    221,500 Shares (1)         $ .55             $121,825.00            $13.96
------------------------------------------------------------------------------------------------------------------
Total                             221,500 Shares             $ .55             $121,825.00            $13.96
==================================================================================================================

(1) Pursuant to Rule 457 (c) of the Securities Act of 1933, as amended, the registration fee is calculated on the basis of the average of the closing bid and ask prices for the Common Stock as quoted on Nasdaq's OTC Bulletin Board at the close of trading on January 13, 2012.
================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be provided to employees as specified under Rule 428 of the Securities Act of 1933, as amended ("Securities Act"). Such documents need not be filed with the Securities and Exchange Commission ("Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 1. PLAN INFORMATION.

     Not applicable.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     Not applicable.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by Ciralight Global, Inc. ("Company") with the Commission under the Securities Exchange Act of 1934, as amended ("Exchange Act") are hereby incorporated by reference in this Registration Statement:

     * The Registrant's Annual Report on Form 10-K, for the fiscal year ended December 31, 2010, and filed with the Commission on March 24, 2011.

     * The Quarterly Report for the period ended March 31, 2011, and filed with the Commission on May 16, 2011.

     * The Quarterly Report for the period ended June 30, 2011, and filed with the Commission on August 15, 2011.

     * Amendment No. 1 to the Quarterly Report for the period ended June 30, 2011, such amendment having been filed with the Commission on September 2, 2011.

     * The Quarterly Report for the period ended September 30, 2011, and filed with the Commission on November 14, 2011.

     * Current Reports on Form 8-K filed with the Commission on November 3, 2011, November 9, 2011, and December 7, 2011.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

COMMON STOCK

     We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share. We currently have 14,322,567 shares of our common stock issued and outstanding.

     The holders of our common stock:

     * have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of the directors;

     * are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up our affairs;

     *    do  not  have  preemptive,   subscription  or  conversion  rights,  or
          redemption rights or access to any sinking fund; and

     * are entitled to one non-cumulative vote per share on all matters submitted to shareholders for a vote at any meeting of shareholders.

PREFERRED STOCK

     We are authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share. Currently, we have 1,000,000 shares of preferred stock issued and outstanding. As part of the purchase contract for the acquisition of assets, we issued 1,000,000 shares of Series A Preferred Stock to the seller of those assets, Mr. George Adams, Sr. The Series A Preferred Stock has the following rights and preferences:

     Shares Issued: 1,000,000 shares have been issued to George Adams, Sr. So long as the Series A Preferred Stock remains issued and outstanding, no other shares of preferred stock shall be issued by the Company that would grant the holder(s) equal or superior rights to the Series A Preferred Stock.

     Voting Rights: As of the date of this prospectus, the holder of our Series A Preferred Stock has the right to cast 51% of all castable votes in the election of directors and for any acquisition or merger transaction.

     As long as Mr. Adams or his assignee owns 1,000,000 shares of our Series A Preferred Stock and at least 3,200,000 shares of our common stock, such holder shall have the right to vote 51% of the votes necessary for the election of directors and for any acquisition or merger transaction. It is our position that if Mr. Adams or his assignee does not meet both ownership thresholds (i.e., (1) owns all 1,000,000 shares of our Series A Preferred Stock and (2) owns at least 3,200,000 shares of our common stock, then Mr. Adams or his assignee can only vote the number of shares of common stock owned and no super-majority voting rights exist.

     Redemption Rights: The Company will have the right, but not the obligation, to redeem shares of the Series A Preferred Stock by paying Mr. Adams $1.00 per share. Such redemption may occur any time the Company has money legally available for such redemption.

     Dividend Rights: None

     Our board of directors may issue one or more series of preferred stock. If we decide to issue any additional preferred stock in the future, our board of directors will determine the number of shares and the rights, preferences and limitations of each series. These rights, preferences and limitations may include specific designations, number of shares, dividend, liquidation, redemption and voting rights. However, as long as the Series A Preferred Stock is outstanding, we will not be able to issue additional preferred stock with rights and preferences equal to or greater than those granted to the Series A Preferred Stock.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     David E. Wise, Attorney at Law, has given an opinion on the validity of the securities being registered hereunder. Mr. Wise is the beneficial owner of 615,412 shares of the Company's common stock, including options to purchase
200,000 shares of common stock, but he did receive any shares or options on a contingency basis. None of Mr. Wise's stock options are registered in this registration statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 10 of the Company's Articles of Incorporation entitle any present and future director or executive officer to be indemnified and held harmless from any action, suite or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the corporation, to the fullest extent legally permissible under the laws of the State of Nevada.

     The Nevada Revised Statutes allow us to indemnify our officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner, which such person believed to be in the best interests of the corporation. A determination may be made by the shareholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist.

     The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, if and only if the officer or director undertakes to repay said expenses to us if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us.

     The indemnification and advancement of expenses may not be made to or on behalf of any officer or director if a final adjudication establishes that the officer's or director's acts or omission involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

     Article 10 of the our Articles of Incorporation and Article VII of our By-Laws entitle any director or executive officer to be indemnified and held harmless from any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the corporation, to the fullest extent legally permissible under the laws of the State of Nevada.

     The Nevada Revised Statutes allow a company to indemnify our officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner, which such person believed to be in the best interests of the corporation. A determination may be made by the stockholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist.

     It is the position of the Securities and Exchange Commission ("Commission") that indemnification against liabilities for violations under the federal securities laws, rules and regulations is against public policy. See paragraph
3. of Item 9 below.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8. EXHIBITS.

     4.1  Ciralight  Global,  Inc. 2012 Employee and Consultant  Stock Incentive
          Plan
     5.1  Opinion of David E. Wise, Esq.
     23.1 Consent of HJ Associates & Consultants, LLP.
     23.2 Consent of David E. Wise, Esq. (included in Exhibit 5.1).

ITEM 9. UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a) (3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

     PROVIDED, HOWEVER, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corona, State of California on the date written below.

Ciralight Global, Inc.


By: /s/ Jeffrey S. Brain
   -------------------------------------
   Jeffrey S.  Brain
   President and Chief Executive Officer

January 20, 2012

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                            Title                                          Date
       ---------                            -----                                          ----


/s/ Jeffrey S. Brain                President                                        January 20, 2012
-------------------------------     Chief Executive Officer
Jeffrey S.  Brain                   (Principal Executive Officer)
                                    Chief Financial Officer
                                    (Principal Financial and Accounting Officer)
                                    Director


/s/ Frederick Feck                  Corporate Secretary and Director                 January 20, 2012
-------------------------------
Frederick Feck